UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 1, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY		12106
Address of principal executive offices		Zip Code

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Financing Agreement with Rosenthal and Rosenthal, Inc.

On July 1, 2009 (the “Closing Date”), American Bio Medica Corporation (the “Company”) entered into a Financing Agreement (the “Agreement”) with Rosenthal & Rosenthal, Inc. (“Rosenthal”), as a new Lender, to refinance the Company’s Line of Credit with First Niagara Bank (“First Niagara”). The refinance of the Line of Credit was a requirement under the Company’s Second Forbearance Agreement with First Niagara (See Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on March 18, 2009, May 8, 2009, May 20, 2009 and June 5, 2009).

Under the Agreement, Rosenthal has agreed to provide the Company with up to $1,500,000 under a revolving secured line of credit (“Line of Credit”) that is primarily collateralized by a first security interest in all of the Company’s receivables, inventory, and intellectual property along with a second security interest in the Company’s machinery and equipment, leases, leasehold improvements, furniture and fixtures. The maximum availability of $1,500,000 (“Maximum Availability”) is subject to an availability formula (the “Availability Formula”) based on certain percentages of accounts receivable and inventory, and elements of the Availability Formula are subject to periodic review and revision by Rosenthal. As of the date of this report, the Company’s availability under the Line of Credit  (“Loan Availability”) is $1,170,000. From the Loan Availability, the Company has drawn approximately $650,000 to pay off funds drawn against its existing line of credit facility with First Niagara. The Company also expects to draw funds from the Loan Availability to pay legal fees and other expenses of approximately $35,000 related to the refinancing. The remaining Loan Availability will be used by the Company for working capital.

The Company will be charged a facility fee of 1% of the amount of the Maximum Facility, payable on the Closing Date and on each anniversary of the Closing Date thereafter, as well as an administrative fee of $1,500 per month payable in arrears for as long as the Line of Credit is in place.

Under the Agreement, interest on outstanding borrowings (which do not exceed the Availability Formula) is payable monthly and is charged at variable annual rates equal to (a) 4% above the JPMorgan Chase Bank prime rate (“Prime Rate”) for amounts borrowed with respect to eligible accounts receivable (the “Effective Rate”), and (b) 5% above the Prime Rate for amounts borrowed with respect to eligible inventory (the “Inventory Rate”). Any loans or advances under the Line of Credit, which exceed the Availability Formula, will be charged at the rate of 3% per annum in excess of the Inventory Rate (the “Over-Advance Rate”). If the Company were to default under the Agreement, interest on outstanding borrowings would be charged at the rate of 3% per annum over the Over Advance Rate. The minimum interest rate charges payable to Rosenthal each month are $4,000.

So long as any obligations are due to Rosenthal under the Line of Credit, the Company must maintain working capital of not less than $2,000,000 and tangible net worth of not less than $4,000,000. Under the Agreement, tangible net worth is defined as (a) the aggregate amount of all Company assets (in accordance with generally acceptable accounting principles, or GAAP), excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of liabilities (excluding liabilities that are subordinate to Rosenthal).  As of the date of this report, the Company complies with these covenants.

As a condition to the financing, the Company’s Chief Executive Officer, Stan Cipkowski  (“Cipkowski”) was required to execute a Validity Guarantee (the “Validity Guarantee”). Under the Validity Guarantee, Cipkowski provides representations and warranties with respect to the validity of the Company’s receivables as well as guaranteeing the accuracy of the Company’s reporting to Rosenthal related to the Company’s receivables and inventory. The Validity Guarantee, in part, places Cipkowski’s personal assets at risk in the event of a breach of such representation, warranties and guarantees. (See Item 5.02 below for information related to compensatory arrangements related to Cipkowski’s execution of the Validity Guarantee).

As another condition to the financing, the Company’s President and Chairman of the Board, Edmund Jaskiewicz (“Jaskiewicz”) was required to execute an Agreement of Subordination and Assignment (“Subordination Agreement”) related to $124,000 currently owed to Jaskiewicz by the Company (the “Jaskiewicz Debt”). Under the Subordination Agreement, the Jaskiewicz Debt shall not be payable, shall be junior in right to the Rosenthal facility and no payment may be accepted or retained by Jaskiewicz unless and until the Company has paid and satisfied in full any obligations to Rosenthal.   Furthermore, the Jaskiewicz Debt was assigned and transferred to Rosenthal as collateral for the Rosenthal facility. (See Item 5.02 below for information related to compensatory arrangements related to Jaskiewicz’s execution of the Subordination Agreement).

The Agreement terminates on May 31, 2012; however, the Company may terminate the Agreement on any anniversary of the Closing Date with at least ninety (90) days and not more than one hundred twenty (120) days advance written notice to Rosenthal. If the Company elects to terminate the Agreement prior to its natural expiration, the Company will pay to Rosenthal a fee of (a) 3% of the Maximum Availability if such termination occurs prior to the first anniversary of the Closing Date, (b) 2% of the Maximum Availability if such termination occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and (c) 1% of the Maximum Availability if such termination occurs on or after the second anniversary of the Closing Date. The Line of Credit is payable on demand and Rosenthal may terminate the Agreement at any time by giving the Company forty-five (45) days advance written notice.

Letter Agreement with First Niagara

On July 6, 2009, the Company entered into a Letter Agreement with First Niagara. The Letter Agreement amends the Company’s Second Forbearance Agreement (the “Forbearance Agreement”). The Letter Agreement amends the termination date of the Forbearance Agreement to September 30, 2009, or (ii) the date on which First Niagara elects to terminate the Agreement upon the occurrence of an event of default under the Agreement or under the Loan Documents (other than an Existing Default); or (iii) the date on which any subsequent amendment to the Agreement becomes effective (the “Forbearance Period”), and requires the Company to close on a full refinancing of its line of credit facility with First Niagara on or before July 31, 2009. The Letter Agreement also amends the Forbearance Agreement to require the Company to produce to First Niagara, on or before September 1, 2009, legally binding and executed commitment letters from a bona-fide third party lender setting forth the terms of a full refinancing of the Company’s Term Note and Real Estate Mortgage through First Niagara, to close on or before September 30, 2009.

On or before July 3, 2009, the Company was also required to provide First Niagara with written evidence that it provided compensation for, and retained a qualified capital/financial consultant reasonably acceptable to Fist Niagara through at least September 30, 2009, to assist the Company in the process of obtaining a full and timely refinancing of the Term Note and Real Estate Mortgage. All other terms of the Forbearance Agreement remain in full force and effect and all rights and remedies of the parties are fully reserved.

Financial Advisory Agreement

To comply with First Niagara’s requirement related to the retention of a capital/financial consultant, on July 2, 2009, the Company entered into a financial advisory agreement (the “Financial Advisory Agreement”) with Corporate Fuel Securities, LLC (“Corporate Fuel”) to assist the Company in the refinancing process related to its Term Note and Real Estate Mortgage with First Niagara. Under the Financial Advisory Agreement, Corporate Fuel will act as the Company’s financial advisor through December 31, 2009 and upon signing of the Financial Advisory Agreement, Corporate Fuel received a retainer of $15,000 to pay for its services through September 30, 2009. Beginning October 1, 2009, the Company will compensate Corporate Fuel $5,000 for the months of October, November and December, unless the Financial Advisory Agreement is terminated prior to December 31, 2009 by either the Company or Corporate Fuel. Corporate Fuel will also receive transaction fees equal to one and one half percent (1.5%) of the Transaction Value for each senior secured or unsecured debt financing that is completed, plus transaction fees equal to six percent (6.0%) of the Transaction Value for any subordinated debt or equity financings that are completed, subject to a minimum transaction fee of $50,000.  Under the Financial Advisory Agreement, the Transaction Value is defined as (a) any revolving credit facility, the full commitment amount of the facility, whether drawn or undrawn at the time of the transaction, (b) for all other debt, the sum total value, without duplication, of all indebtedness and contingent obligations (including, but not limited to, leases) which would appear on a balance sheet or the footnotes of the Company or its affiliates, as prepared in accordance with GAAP, immediately after giving effect to such transaction, and (c) for all equity investments, the aggregate amount of any investment, ownership or similar interest in the Company or its affiliates, whether by means of share purchase, asset contribution, capital, equity or similar investment or contribution; a factoring agreement is also considered a revolving credit agreement for the calculation of Transaction Value

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As compensation for his execution of the Validity Guarantee, Cipkowski’s current employment contract has been extended to be coterminous with the Rosenthal Agreement; all other terms and provisions of Cipkowski’s current employment contract remain unchanged. On July 1, 2009, Cipkowski was also awarded an option grant representing 500,000 common shares of the Company under the Company’s Fiscal 2001 stock option plan, at an exercise price of $0.20, the closing price of the Company’s common shares on the date of the grant. The option grant vests over three (3) years in equal installments.

As compensation for his execution of the Subordination Agreement, On July 1, 2009 Jaskiewicz was awarded an option grant representing 50,000 common shares of the Company under the Company’s Fiscal 2001 stock option plan, at an exercise price of $0.20, the closing price of the Company’s common shares on the date of the grant. The option grant is immediately exercisable. Upon the 2nd and 3rd anniversary of the original stock option grant, Jaskiewicz will be awarded additional option grants of 50,000 each (“Additional Grants”). The exercise prices of the Additional Grants will be the closing price of the Company’s common shares on the date of each grant, and the Additional Grants will be immediately exercisable. The Additional Grants shall only be awarded if the Jaskiewicz Debt, or any remaining portion thereof, has not been repaid. If the Jaskiewicz Debt has been repaid in full, no Additional Grants will be issued.

Item 9.01              Financial Statements and Exhibits

(d)          Exhibits

The following exhibit is filed with this report on Form 8-K

Exhibit 99.1 – American Bio Medica Corporation Press Release issued July 6, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION
(Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer
Corporate Secretary
Dated: July 6, 2009